股权互换协议

Equity Swap Agreement

甲方：Trans Global Group, Inc.

Party A: Trans Global Group, Inc.

实际控制人：任晨

Actual controller: Ren Chen

公司代码：TGGI

Company code: TGGI

联系电话：13823383535

Tel: 13823383535

乙方：中能澳银资本（香港）有限公司

Party B:Sino Energy Allin Capital (HK)Limited

实际控制人：杨再辉

Actual controller: Yang Zai Hui

联系电话：17350834807

Tel: 17350834807

For and on behalf of
SINO ENERGY ALLIN CAP
中能澳銀資本(香

Author

甲、乙双方在平等自愿的基础上，经友好协商，就甲方以其在的股份与乙方所持有的在的股份进行置换事宜达成如下协议，以兹共同遵守。

Party A and Party B, intending to be legally bound, have reached the following agreement on the swap of Party A's shares for shares held by Party B on the basis of equality and voluntariness through friendly negotiation.

一、股权置换前提

I. Precondition of equity swap

乙方将其公司运营至今所产生的账面资金划让出，双方方可进行股权置换。

Both parties can only carry out equity swap only under the condition that Party B transfers out the book capital generated by its company operation up to now.

二、股权置换原则

II. Principle of equity swap

1.TGGI 将以 1,000,000,000 股普通股与中能澳银资本(香港)有限公司换取 3,499,650 股。股份交换的价值为 1,500,000 美元(每股 0.0015 美元),并将使该公司拥有中能澳银资本(香港)有限公司 3.5%的股份。

1. TGGI will acquire 3,499,650 shares of Sino Energy Allin Capital (HK) Limited in exchange of 1,000,000,000 shares of the Company's common stock. The share exchange was valued at $1,500,000 (0.0015 per share) and will result in the company owning 3.5% of Sino Energy Allin Capital (HK) Limited.

2.本次股权置换完成后,无论两家公司日后发生任何风险,包括但不限于因经营不善、行政管理、政策变动等原因而导致公司破产、倒闭或注销的,本次股权置换的效力均不受影响。

2. After the completion of this equity swap, the effectiveness of this equity swap will not be influenced regardless of any future risks of the two companies, including but not limited to bankruptcy, closure or cancellation of the companies due to poor management, administrative management, policy changes and other reasons.

3.本协议签订之日起至 2 年,在协议期内,无论甲乙双方遇到第三方投资行为,将在投资完成前进行股权置换,此条款应进入公司章程。

3. Party A and Party B will carry out equity swap before the investment is completed within 2 years from the date of signing the Agreement during the agreement period regardless of the third-party investment behavior, and this clause should be included in the company's articles of association.

三、双方的权利和义务

III. Rights and obligations of both parties

1.本协议签订后,依据第二款第 2 条,如甲、乙双方任何一方认为有必要办理股权变更登记手续时,应当书面通知另一方办理股权变更登记手续的具体事宜,另一方在接到书面通知后应立即配合实施。

1. After signing the Agreement, subject to Article 2 of Clause 2, where either party considers it necessary to handle equity change registration formalities, it shall inform the other party in writing of

the specific matters for handling equity change registration formalities, and the other party shall cooperate with the implementation immediately upon receipt of the written notice.

2.甲、乙双方均保证除本合同外，在此之前，各自没有与任何人达成协议或向任何人承诺出售、转让本合同项下的被转让股权;并保证本合同项下的股权不存在任何对方未知的质押、担保等其它导致该股权无法转让的情况，且未涉及任何争议及诉讼。

2. Party A and Party B guarantee that they have not reached an agreement with anyone before this other than the Agreement or promised to sell or transfer the transferred equity hereunder; and guarantee that the equity hereunder is not subject to any other circumstances such as pledge and guarantee unknown to the other party, which will hinder the equity transfer, and that it does not involve any disputes and lawsuits.

3.甲乙双方均保证置换本合同项下的股权不违反双方公司章程的规定，并按照公司章程的规定办理相关手续或签署相关文件。

3. Party A and Party B guarantee that the equity swap hereunder will not violate the provisions of the articles of association of both parties, and they will handle relevant procedures or sign relevant documents as specified in articles of association.

四、合同的变更和解除

IV. Agreement change and rescission

1.本合同的变更，必须经双方共同协商，并签订书面的变更协议。如协商不能达成一致，则本合同继续有效。

1. Changes to the Agreement may be made only after negotiation of both parties and a written change agreement must be signed. If negotiation fails, the Agreement will continue to be valid.

2.双方一致同意终止本合同的履行时，必须签订书面的终止协议。

2. A written termination agreement must be signed when both parties unanimously agree to terminate the performance of the Agreement.

五、其他

V. Miscellaneous

1.合同未尽事宜，双方可另行签订补充协议，补充协议与本合同具有同等法律效力。

1. Both parties may sign a supplementary agreement separately for matters not covered herein. The supplementary agreement has the same legal effect as the Agreement.

2.本合同自甲乙双方签字盖章后生效。

2. The Agreement shall come into effect after being signed and sealed by both parties.

3.本合同一式两份，甲乙双方各执一份，具有同等法律效力。

3. The Agreement is made in duplicate, one for each party, with the same legal effect.

甲方：

Party A: Ren Chen

2024年 3 月 15 日

MM DD YY

TRANS GLOBAL GROUP, INC TGCI CORPORATE SEAL

乙方：杨再辉

Party B: Yang zai hui

2024年 3 月 15 日

MM DD YY

For and on behalf of
SINO ENERGY ALLIN CAPITAL (HK) LIMITED
中盈澳興資本(香港)有限公司

Authorized Signature(s)

REGULATION S

Rule 902(g) Offering restrictions. "Offering restrictions" means:

(1) Each distributor agrees in writing:

(i) That all offers and sales of the securities prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2) or (b)(3)) in § 230.903, as applicable, shall be made only in accordance with the provisions of § 230.903 or § 230.904; pursuant to registration of the securities under the Act; or pursuant to an available exemption from the registration requirements of the Act; and

(ii) For offers and sales of equity securities of domestic issuers, not to engage in hedging transactions with regard to such securities prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2) or (b)(3)) in § 230.903, as applicable, unless in compliance with the Act; and

(2) All offering materials and documents (other than press releases) used in connection with offers and sales of the securities prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2) or (b)(3)) in § 230.903, as applicable, shall include statements to the effect that the securities have not been registered under the Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the Act, or an exemption from the registration requirements of the Act is available. For offers and sales of equity securities of domestic issuers, such offering materials and documents also must state that hedging transactions involving those securities may not be conducted unless in compliance with the Act. Such statements shall appear:

(i) On the cover or inside cover page of any prospectus or offering circular used in connection with the offer or sale of the securities;

(ii) In the underwriting section of any prospectus or offering circular used in connection with the offer or sale of the securities; and

(iii) In any advertisement made or issued by the issuer, any distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing. Such statements may appear in summary form on prospectus cover pages and in advertisements.

Sample legend – not part of but required by the above.

These securities (i) have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and these securities may not be offered, sold, pledged or otherwise transferred except (a) pursuant to an effective registration statement filed under the Securities Act, (b) to a non-U.S. person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (c) pursuant to the resale limitations set forth in Rule 905 of Regulations [sic] S under the Securities Act, (d) pursuant to an exemption from registration provided by Rule 144 under the Securities Act (if available) or (e) pursuant to any other exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.